SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 28, 2010

 Bergio International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-150029	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12 Daniel Road East Fairfield, New Jersey	07004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 227-3230

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On February 28, 2010 Bergio International, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Berge Abajian, regarding Mr. Abajian’s continued service as the Company’s Chief Executive Officer. Mr. Abajian has served as the Company’s Chief Executive Officer since October 2009 when he was appointed to the position as part of the Company’s acquisition of the Diamond Information Institute, Inc., a publicly traded company also listed on the Over-the-Counter Bulletin Board.  Prior to joining the Company, Mr. Abajian served as the Chief Executive Officer of Diamond Information Institute from 1988 to October 2009.

Mr. Abajian has a Bachelor’s Degree in Business Administration from Fairleigh Dickinson.  Since 2005, Mr. Abajian has served as the President of the East Coast branch of the Armenian Jewelry Association and has also served as a Board Member on the Manufacturing Jewelers and Suppliers of America, New York Jewelry Association.

The material terms of Mr. Abajian’s employment are set forth below.

Term:	5 year term, with automatic one (1) year renewals.

Base Salary:	$175,000 annualized

Bonuses:	Annual cash and equity bonus based on profits of the Company.

Non-Compete Agreement:	Mr. Abajian’s agreement contains a two (2) year non-solicitation clause and a confidentiality clause.

Severance:
In the event Mr. Abajian is terminated as a result of death or for cause he will be entitled to receive (a) a lump sum amount equal to the sum of three (3) months of his annual base salary determined at the time of separation, (b) any bonus owed for the year of termination, (c) reimbursement for expenses for the year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 28, 2010	Bergio International, Inc.

By: /s/ Berge Abajian
Berge Abajian
Chief Executive Officer